Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-258526 of II-VI Incorporated on Form S-3 of our reports dated November 29, 2021, relating to the consolidated financial statements of Coherent, Inc. and the effectiveness of Coherent, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Coherent, Inc. for the year ended October 2, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

August 3, 2022